Exhibit 99.1 - Press Release of Advanced Photonix, Inc. dated 8/12/03




                                        Contact:  Advanced Photonix, Inc.
                                                  Susan Schmidt  (805) 987-0146


                           ADVANCED PHOTONIX, INC. (R)
                      REPORTS FIRST QUARTER FY 2004 RESULTS


Camarillo, California, August 12, 2003--

Advanced Photonix, Inc.(R)(ASE: API), today reported its first quarter FY 2004 results.

Net sales for the three months ended June 29, 2003 ("Q1 04"), were $2.647 million, or 71% higher than the $1.548 million reported in first quarter of the prior year ("Q1 03"). The Company reported net income of $113,000 or $.01 per share for the first quarter compared with a net loss of ($23,000) or ($.00) per share for the same period in the previous year.

The increase in quarterly revenues is a direct result of the Company's acquisitions during the past year and reflects increased sales in three of its primary market segments: industrial sensing, military/aerospace, and medical. As compared to Q1 03, sales for the current quarter to the industrial sensing markets increased by 45%, sales to the military/aerospace markets increased by 68%, and sales to the medical markets increased by 144%. Cumulatively, the three market segments described above account for 91% of total net sales for the quarter.

Gross margin as a percentage of net sales decreased to 33% for the current quarter, as compared to 41% for the same quarter in the previous year. The decrease in gross margin reflects increased manufacturing expenses associated with the closing and integration of acquired manufacturing facilities. The Company has more quickly achieved operational efficiencies through consolidation of its selling, general and administrative ("SG&A") efforts. As a percentage of sales, SG&A expenses decreased nine percentage points to 26% in Q1 04 as compared to 35% in Q1 03.

In commenting on the results, Paul Ludwig, President of Advanced Photonix, Inc. stated, "We are pleased to have achieved both our revenue and profitability targets for the first quarter. This quarter represented a significant milestone for API, in that we completed the consolidation of the Texas Optoelectronics, Inc. business from Garland, TX into our Camarillo, CA and Dodgeville, WI facilities. Although we retained the costs of operating the Garland facility for a portion of the quarter, we were successful in generating operating profit due to increased revenues and operating efficiencies related to the consolidation. Looking ahead, this consolidation will further lower our operating and SG&A costs as a percent of sales, to ultimately improve profitability and enhance shareholder value."

He continued, "Our backlog is continuing to grow, due in part to increased demand in our military and medical segments, and we remain confident that we will achieve our objective of 40% growth in sales for the year."

Richard Kurtz, Chairman and Chief Executive Officer, commented "This first quarter signifies the completion of our first step toward our new vision and business model, with our focus on being an optoelectronic solutions provider, rather than merely a component supplier. I am encouraged by the positive customer response to our vision and new way of doing business, and I believe this quarter provides the necessary foundation for future growth."

Advanced Photonix, Inc.(R)is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R)detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company, the availability of other competing technologies and a decline in the general demand for optoelectronic products.


                             Advanced Photonix, Inc.
                              Financial Highlights

(000 except per share data)                            Three Months Ended
                                               June 29, 2003      June 30, 2002
                                               -------------      -------------
NET SALES                                          $ 2,647            $ 1,548
GROSS PROFIT MARGIN ON NET SALES                     $ 873              $ 632
  Percent to Net Sales                                 33%                41%
NET INCOME (LOSS)                                    $ 113              ($ 23)
BASIC AND DILUTED EARNINGS PER SHARE                  $.01              ($.00)
WEIGHTED AVG. NUMBER OF SHARES OUTSTANDING      13,406,000         12,247,000



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